Exhibit 21.1

Subsidiaries of Hatteras Financial Corp., a Maryland corporation

Cockrel Creek Insurance LLC, a Missouri limited liability company

Diamond Shoals Insurance LLC, a South Carolina limited liability company

First Winston Securities, Inc., a North Carolina limited liability company

New Fund I GP LLC, a Delaware limited liability company

Onslow Bay Financial LLC, a North Carolina limited liability company

Onslow Bay Funding LLC, a Delaware limited liability company

Pingora Asset Management, LLC, a Delaware limited liability company

Pingora Holdings, L.P., a Delaware limited partnership

Pingora, Loan Servicing, LLC, a Delaware limited liability company

Wind River GP LLC, a Delaware limited liability company

Wind River TRS LLC, a Delaware limited liability company